SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 22, 2003 (July 21, 2003)

Date of Report (Date of earliest event reported)

WESTAR ENERGY, INC.

(Exact name of registrant as specified in its charter)

Kansas	1-3523	48-0290150
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

818 South Kansas Avenue, Topeka, Kansas 66612

(Address of principal executive offices)

(785) 575-6300

(Registrant’s telephone number, including area code)

WESTAR ENERGY, INC.

Item 5.    Other Events

On July 21, 2003, we and Westar Industries, Inc., our wholly owned subsidiary (“Westar Industries”), entered into a Stipulation and Agreement (the “Stipulation”) with the Staff of the Kansas Corporation Commission, Unified School District No. 259, Kansas Industrial Consumers, MBIA Insurance Corporation, and Protection One, Inc. asking the Kansas Corporation Commission (the “Commission”) to issue an order approving our Debt Reduction and Restructuring Plan (the “Plan”) filed with the Commission on February 6, 2003, subject to the terms and conditions of the Stipulation.

A complete copy of the Stipulation is attached as an exhibit to this report. The principal terms of the Stipulation are as follows:

(a)	We agree to fully implement the Plan by December 31, 2004, unless prevented by events beyond our control, in which case the deadline for implementation may be extended by the Commission upon a proper showing by us.

(b)	We commit to reduce our debt to a level consistent with investment grade bond ratings and have a capital structure containing at least 40% common equity by December 31, 2004. This commitment replaces a requirement imposed in a previous Commission order that we reduce utility debt to $1.67 billion by August 1, 2003.

(c)	We will file a rate case on May 5, 2005, using a test year consisting of the twelve months ending December 31, 2004. Prior to May 5, 2005, we will not make a filing to increase our Kansas jurisdictional electric rates and the other parties to the Stipulation will not file a rate complaint or motion for us to show cause why our rates should not be reduced.

(d)	We will pay rebates to our Kansas jurisdictional customers on May 1, 2005 in the amount of $10.5 million and on January 1, 2006 in the amount of $10 million. We will also pay a rebate to customers of the amounts we recover from David C. Wittig and Douglas T. Lake for compensation paid to them that was included in our electric rates during calendar years 1998 through 2002, net of costs incurred by us to effect such recovery.

(e)	Westar Industries will transfer to us all of its stock in ONEOK, Inc. and all of its cash in excess of $2 million.

Item 7.    Financial Statements and Exhibits

(c)	Exhibits

Exhibit	99.1 – Stipulation and Agreement filed with the Kansas Corporation Commission on July 21, 2003

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Westar Energy, Inc.

Date:	July 22, 2003	By	/S/ MARK A. RUELLE

Mark A. Ruelle, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Stipulation and Agreement filed with the Kansas Corporation Commission on July 21, 2003